Midwest Holding

Stakeholder Letter
Fiscal Year 2020

2020 by the Numbers


Direct Written Premiums
2019
$161.4 MM
2020
$415.6 MM
Adjusted Revenue [1]
2019
$7.1 MM
2020
$24.1 MM
Adjusted Net Income [1]
2019
($2.1) MM
2020
$1.1 MM
Assets (Cash & Investments)
2019
$182.3 MM
2020
$669.9 MM

[1] This is a non-GAAP measure, discussed below under "Our Results"

Our Current Coverage Area



New in 2020 & 2021
District of Columbia, Idaho, Kansas, Louisana, Michigan, Montana, North Dakota, Ohio & South Dakota

Existing territory
Arizona, Colorado, Hawaii, Illinois, Indiana, Iowa, Missouri, Nebraska, Nevada, New Mexico, Oklahoma, Texas & Utah

A PERSONAL NOTE FROM OUR FOUNDERS

Midwest Holding

To our Shareholders, Policyholders, Partners, Employees, and Community,

Midwest had an extraordinary year. In only our third year of operations under our management, we found ourselves, along with the rest of the world, confronting the unprecedented challenges of a global pandemic. Fortunately, Midwest was founded upon the principles of innovation, flexibility, and forward thinking. We were built to expect the unexpected.

Innovation has always been the driving force behind our mission. When we first set out to reimagine the insurance value chain, we saw a large and important sector of the global economy that was riddled with cost, complexities, and inefficiencies – one where the value provided to customers had been diminishing for decades – one that was ripe for disruption and change.

Today, we are proud of the modern, technology-enabled life and annuity platform that we have built in pursuit of our vision. It is a product of our culture of collaboration, curiosity and conviction.

Our outstanding performance during this year of immense uncertainty only reinforces the strength of our vision. Midwest was prepared for and quickly adapted to the sudden changes that confronted us all.

- As one of the first fully cloud-based life and annuity platforms, we seamlessly transitioned to remote operations
- By leveraging our robust technology and flexible approach, we quickly filled a market gap by launching a strong premium bonus product
- With our clean balance sheet and on-demand capital model, we took advantage of favorable market conditions and grew significantly
- We posted strong financial results, year-over-year:
  - Our annuity direct written premiums grew **158%** to **$415.6m**
  - Our adjusted revenue increased **241%** to **$24.1m**

2900 S. 70th St., Suite 400
Lincoln, NE 68506
T: 402-489-8266
www.midwestholding.com

Our success has attracted exceptional new talent to our team, and garnered external recognition as well. We are proud of what we have accomplished.

- Our ratings upgrade and positive outlook from A.M. Best
- Our state expansion into seven new markets
- And, notably, our public offering and listing on NASDAQ in December, and expected addition to the Russell 2000 Index effective March 19th

We have reached an inflection point as a company. As we look towards the future, Midwest finds itself in a remarkably exciting position. With an incredible platform and a talented team, we are poised to address the needs of an industry that is at a crossroads and deserving of real innovation.

Near-term objectives are in our sights. We'll continue to expand our product offerings, cultivate new and existing reinsurance relationships, expand into additional states and broaden our distribution footprint.

Our long-term strategy remains rooted in our pursuit of innovation and excellence. Our ambition is significant. We will seek strategic growth opportunities and partnerships, offering new solutions to provide differentiated value across the industry.

We envision a bright future for Midwest and the powerful changes we can bring to the industry. By remaining true to our principled vision, we'll be well-positioned to bring lasting change and provide value to our stakeholders for years to come.

We're determined, we're motivated, and we're ready.

Truly,

Mike Minnich
Founder & Co-CEO

A. Michael Salem
Founder & Co-CEO

2900 S. 70th St., Suite 400
Lincoln, NE 68506
T: 402-489-8266
www.midwestholding.com

OUR OPPORTUNITY

The Time Is Now

Technology-driven innovation is having a tremendous impact across the world, in all areas of our lives. Yet for decades, the life and annuity industry has remained stagnant. Hindered by bureaucracy and legacy technology, it has missed critical opportunities to improve customer experience and value.

While new entrants are investing significant capital and resources into the industry, their focus is too narrow. They see an opportunity to serve their existing interests, rather than a chance to provide a holistic solution for the entire industry.

At Midwest, we have taken a different approach.

While we also benefit from these new capital flows, our disruptive model delivers value throughout the entire insurance supply chain – for customers and institutions alike.

The Future of Planning for Tomorrow

Built on modern technology, Midwest is the first life and annuity platform to establish a direct link between individuals and institutions, removing significant cost and complexity from the insurance value chain.


Individuals seeking to fund retirement
liquidity and guarantee
Midwest
enhanced return
Return seeking Investors

We've streamlined access to complementary annuity and income financial products by connecting individuals seeking to fund retirement with asset managers and institutional investors seeking unique uncorrelated, enhanced returns. As a result, both derive unique advantages that were otherwise previously difficult to obtain. This operational approach is supported by modern, customized technology – all allowing us to deliver superior results for our partners and customers.

Our Differentiated Approach

Our interdisciplinary capabilities and integrated end-to-end services are what differentiate Midwest.

We've brought a fresh approach to our four distinct but interconnected businesses, making each the best version of itself. We've combined them in a way that has never been done before; this is where our true innovation lies.


Midwest
American Life
m.pas
Seneca Re
1505 CAPITAL
Insurance Products
Policy Administration
Reinsurance Management
Asset Management
Annuity Products
Income Products

continued

American Life provides best-in-class life and annuity products. Seneca Re allows us to source alternative and capital markets-based reinsurance capacity. 1505 Capital drives value for both our annuity customers and our reinsurance partners. And m.pas, our policy administration service, provides us a low-cost and highly scalable operating infrastructure.

Our platform is powered by a unique team of experts. Technology, asset management, reinsurance, operations, tax, and accounting professionals all collaborate to build a better business – one to serve the needs of our customers and generate long-term value for our stakeholders.

Self-Supporting, Complementary Solutions

We offer a suite of bespoke products and services, for both individuals and institutions, developed with the needs of our customers and partners in mind.

Annuity Solutions

Our American Life annuity products deliver guaranteed return and principal-protected solutions to individuals seeking to fund their retirement. We work closely with our distribution partners to tailor products to meet the needs of our customers and are supported by our strategic relationships with asset managers and institutional investors.

Income Solutions

Our income products combine high-quality, institutional investment strategies with deposit-like capital from annuity buyers who pay a premium for certainty of return. We deliver in-demand, long-term annuity assets to asset managers and other institutional investors seeking to efficiently enhance their returns. Our liability alpha model is differentiated and scalable.

Technology Solutions

Technology is core to our mission. Unlike traditional life and annuity platforms, we are unencumbered by outdated legacy infrastructure. We've built our business from the ground up to continually adapt to changes within the industry. As technology evolves, so do we. We're set up and well-positioned to seamlessly integrate new solutions into our service model. This technology-enabled operating platform allows us to deliver superior products and service, and support the entire value chain.

OUR RESULTS

2020 Key Performance Indicators and Non-GAAP Financial Measures

	Year ended December 31,			
	2020		2019	
Annuity direct written premiums	$	415,561,301	$	161,364,568
Active agents under contract		1,200		573
IMOs under contract		8		3
Ceded premiums	$	228,125,337	$	160,493,727
Net premiums retained	$	187,435,964	$	870,841
Adjusted revenue	$	24,113,059	$	7,077,984
Adjusted net income (loss)	$	1,090,802	$	(2,055,462)
General and administrative expenses	$	13,724,992	$	8,699,269
Cash and investments	$	669,873,853	$	182,318,348
American Life statutory net income	$	3,893,041	$	1,317,885
American Life statutory capital and surplus	$	77,446,537	$	19,507,325

Annuity Direct Written Premiums

For the full year 2020, annuity direct written premiums grew 158% to $415.6 million, compared to $161.4 million in 2019.

Agents & IMOs

The number of active agents under contract at the end of 2020 was approximately 1,200 through relationships with 8 IMOs, compared to 573 with 3 IMOs at the end of 2019.

Ceded Premiums

For the full year 2020, ceded premiums grew 42% to $228.1 million, compared to $160.5 million in 2019. We retained $187.4 million of premium in 2020 as inventory. Our intent is to sell a significant portion of this inventory as part of a block transaction in 2021.

Adjusted Revenue

For the full year 2020, adjusted revenue was $24.1 million, an increase of 241% compared to $7.1 million in 2019. The largest components of adjusted revenue in 2020 include:

- $12.5 million of net revenue on reinsurance, primarily ceding commissions
- $4.0 million of investment income, net of expenses
- Reversal of $2.9 million of net realized losses on investments related to the total return on the asset portfolios held by Midwest as collateral
- $3.5 million of net realized gains on investments related to FIA hedging

The $3.5 million of net realized gains related to derivatives utilized to hedge the obligations to FIA policyholders is offset by expenses, including interest credited expenses and other operating expenses.

Adjusted revenue is a non-GAAP financial measure that represents the revenue received, including ceding commissions paid to us by reinsurers for reinsurance transactions completed during the period and excluding realized gains and losses related to the total return on the asset portfolios that are owned by reinsurers but held by us. Reconciliations of adjusted revenue to GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented later in the letter.

Adjusted Net Income

For the full year 2020, we achieved profitability on an adjusted net income basis. We generated $1.1 million in 2020 compared to an adjusted net loss of $2.1 million in 2019. Adjusted net income increased primarily due to the increase in adjusted revenue.

Adjusted net income is a non-GAAP financial measure that represents non-GAAP adjusted revenue less GAAP total expenses. Reconciliations of adjusted net income to GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented later in the letter.

General & Administrative Expenses

For the full year 2020, general and administrative or "G&A" expenses totaled $13.7 million compared to $8.7 million in 2019.

G&A expenses include salaries, benefits and other operating expenses while excluding $2.8 million of non-recurring, non-cash expenses.

The increase in G&A expenses can be attributed to the hiring of additional personnel, other stock and legal fee increases, audit costs, and fees of consultants related to the growth of the business.

Cash and Investments

Cash and investments totaled $669.9 million on December 31, 2020, compared to $182.3 million on December 31, 2019. The majority of these investments are held on our balance sheet on behalf of reinsurers as collateral under our reinsurance agreements. The increase in investments was primarily due to increased sales of our MYGA and FIA products.

American Life Net Income

American Life net income represents the net income attributed to our life insurance company under Statutory Accounting Principles. The net income of American Life increased by 195% to $3.9 million in 2020 compared to $1.3 million in 2019.

The net gain was primarily due to the ceding commission and reserve adjustments earned on our reinsurance transactions; offset by continuing expenses incurred to provide services on the new software and related technology to distribute products through national marketing organizations.

American Life Capital and Surplus

Capital and surplus of American Life as of December 31, 2020 and 2019, was $77.4 million and $19.5 million, respectively.

The increase in capital and surplus of American Life was due to capital contributions from Midwest to American Life of $55.0 million during 2020.

Explanation of Non-GAAP Financial Measures

Below we discuss certain non-GAAP financial measures that our management uses, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things:

- monitor and evaluate the performance of our business operations and financial performance
- facilitate internal comparisons of the historical operating performance of our business operations
- review and assess the operating performance of our management team
- analyze and evaluate financial and strategic planning decisions regarding future operations; and
- plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
- Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, our operating performance measures as prescribed by GAAP.

Annuity Premiums

Annuity premiums, also referred to as sales or direct written premiums, do not correspond to revenues under GAAP, but are relevant metrics to understand our business performance. Under statutory accounting practices or SAP, our annuity premiums received are treated as premium revenue. Our premium metrics include all sums paid into an individual annuity in a given period. We typically transfer all or a substantial portion of the premium and policy obligations to reinsurers. Ceded premium represents the premium we transfer to reinsurers in a given period. Retained premium represents the portion of premium received

a given period that was not ceded to reinsurers and will either be reinsured in a subsequent period or retained by us. We typically retain premiums prior to transferring them to reinsurers to facilitate block and other reinsurance transactions involving portfolios of annuity premiums.

A table setting forth the premiums received under SAP is shown later in the letter.

Adjusted Revenue

Our adjusted revenue represents the revenue we receive and retain taking into account the reinsurance transactions we complete. We define adjusted revenue as revenue including the impact of reinsurance transactions completed during the relevant period and excluding the total return on the asset portfolios that are owned by reinsurers but held by us, which in the table below is the net realized (gains) losses on investments. We hold these assets primarily to reduce potential credit risk of the reinsurers. Under our agreements with reinsurers, the assets backing the reinsurance agreements are typically maintained by us as collateral but the assets and the total return on the asset portfolios are received by the reinsurers. We receive ceding commissions from reinsurers based on ceded premium in a given period, the products reinsured and the terms of the reinsurance agreements. The revenue we receive from ceding commissions is recognized and earned immediately under SAP upon the completion of a reinsurance transaction in which we have ceded premiums to reinsurers. There is no collectability risk as the commissions are paid to us in full in cash when the policies are written and there are no further expenses associated with the collected premiums.

The adjustment for deferred coinsurance ceding commission is a line-item entry derived directly from our GAAP consolidated statements of cash flows in our Consolidated Financial Statements. Our management uses adjusted revenue as an internal measure of our underlying business performance, and it provides useful insights into our results of operations.

Under GAAP, ceding commissions are deferred on our balance sheet as a deferred gain on coinsurance transactions and are subsequently amortized through amortization of deferred gain on reinsurance on the income statement over the period of the policy contracts.

A table setting forth the reconciliation of total revenue to adjusted revenue is shown later in the letter.

Adjusted Net Income (Loss)

Adjusted net income (loss) is management's evaluation of the impact of revenue we receive and retain taking into account the reinsurance transactions we complete. Under these provisions with third party reinsurers, the assets backing the treaties are maintained by American Life as collateral and are carried on the balance sheet for American Life, but the assets are owned by the third-party reinsurer; thus, the total return on the asset portfolio belongs to the third party reinsurers. Under GAAP this is considered an embedded derivative but is not designated as a hedge. We make an income statement adjustment for net realized losses on investments related to the embedded derivative. The net realized losses on investments related to the embedded derivative is included in

GAAP net loss but is reversed dollar for dollar in the calculation of GAAP other comprehensive income through a reclassification adjustment for net realized gains on investments. We define adjusted net income (loss) as net income (loss) including the impact of reinsurance transactions completed during the period and excluding the total return on the asset portfolios that are owned by reinsurers and held by us. These items have no direct expense, and the tax effect of these adjustments is already included in our tax basis, which is similar to our Adjusted Net Income. Our management uses adjusted net income (loss) as an internal measure of our underlying business performance and because it provides useful insights into our results of operations.

A table setting forth the reconciliation of net loss to adjusted net income (loss) is shown later in the letter.

Special Cautionary Note Regarding Forward-Looking Statements

Certain statements contained or incorporated by reference in this Stakeholder Letter constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Factors that may cause our actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:

- our business plan, particularly including our reinsurance strategy, may not prove to be successful;
- our reliance on third-party insurance marketing organizations to market and sell our insurance products through a network of independent agents;
- adverse changes in the ratings obtained from independent rating agencies;
- failure to maintain adequate reinsurance;
- our inability to expand our insurance operations outside the 21 states and District of Columbia in which we are currently licensed;
- our insurance products may not achieve significant market acceptance;

- we may continue to experience operating losses in the foreseeable future;
- the possible loss or retirement of one or more of our key executive personnel;
- intense competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors;
- adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products;
- fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest-rate sensitive investment;
- failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers;
- higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures;
- changes in our liquidity due to changes in asset and liability matching;
- possible claims relating to sales practices for insurance products; and
- lawsuits in the ordinary course of business.

Certain Industry and Market Data

This Stakeholder Letter has been prepared by Midwest and includes market data and other statistical information from third-party sources, including independent industry publications, government publications or other published independent sources. Although Midwest believes these third-party sources are reliable as of their respective dates, Midwest has not independently verified the accuracy or completeness of this information. Some data are also based on Midwest's good faith estimates, which are derived from its review of internal sources as well as the third-party sources.

Earnings Teleconference Information

The Company will host a conference call to discuss financial and operating results for the fourth quarter and fiscal year 2020 on Monday, March 15, 2021, at 5:30 p.m. Eastern Time. The Company also plans to release its fourth quarter and fiscal year 2020 results on the investor relations section of its website at https://ir.midwestholding.com after the close of the financial markets on March 15, 2021.

Conference Call Details

To pre-register for this call, please go to the following link (you will receive your access details via email):

https://www.incommglobalevents.com/registration/client/6993/midwest-holding-inc-q42020/

Webcast Details (Audience)

Use this link to access the audience view of the webcast.

https://event.on24.com/wcc/r/3031855/C66A671B64E3CDEB9083A1CBF9FF8408

A replay of the webcast will be made available after the call on the Investor Relations page of the Company's website at

https://ir.midwestholding.com

About Midwest

Midwest Holding Inc. is a rapidly growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops in-demand annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and transfers these annuities through reinsurance arrangements to asset managers and other third-party investors, who are actively seeking these financially attractive products. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form, capitalize and manage their own reinsurance capital vehicles.

For more information, please visit

www.midwestholding.com

Investor Contact: ir@midwestholding.com

Media Inquiries: press@midwestholding.com

FINANCIAL STATEMENTS

Midwest Holding Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss (Unaudited)

	Three months ended December 31,		Year ended December 31,	
	2020	2019	2020	2019
Revenues				
Premiums	$ —	$ —	$ 24	$ (152)
Investment income, net of expenses	2,769,847	(210,329)	4,047,184	120,581
Net realized gains (losses) on investments	(5,278,709)	344,287	2,550,396	353,602
Amortization of deferred gain on reinsurance	1,021,342	178,123	1,835,505	2,643,801
Service fee revenue, net of expenses	223,448	47,096	1,960,092	230,454
Other revenue	432,080	20,227	188,688	51,502
Total revenues	(831,992)	379,404	10,581,889	3,399,788
Expenses				
Interest credited	3,761,002	(36,311)	4,224,828	6,584
Benefits	951	32,564	(4,953)	34,436
Increase in benefit reserves	—	—	—	34,500
Amortization of deferred acquisition costs	294,054	(88,503)	670,233	—
Salaries and benefits	2,724,146	918,606	6,347,751	2,701,314
Other operating expenses	4,862,441	1,099,821	10,199,629	5,997,955
Total expenses	11,642,594	1,926,177	21,437,488	8,774,789
Loss from continuing operations before taxes	(12,474,586)	(1,546,773)	(10,855,599)	(5,375,001)
Income tax expense	560,341	(119,538)	(1,584,769)	(234,180)
Net loss	(11,914,245)	(1,666,311)	(12,440,368)	(5,609,181)
Less: Gain attributable to noncontrolling interest	—	(77,663)	—	(124,477)
Net loss	(11,914,245)	(1,743,974)	(12,440,368)	(5,733,658)
Comprehensive income:				
Unrealized gains on investments arising during period, net of offsets, net of tax	2,444,816	421,086	7,398,432	2,645,015
Unrealized losses on foreign currency	(146,185)	146,185	(146,185)	146,185
Less: reclassification adjustment for net realized gains on investments, net of tax	6,387,841	(344,287)	(1,441,264)	(353,602)
Other comprehensive income	8,686,472	222,984	5,810,983	2,437,598
Comprehensive loss	$ (3,227,773)	$ (1,520,990)	$ (6,629,385)	$ (3,296,060)
Net loss per common share				
Basic	$ (4.14)	$ (0.85)	$ (4.88)	$ (4.99)
Diluted	$ (3.78)	$ (0.85)	$ (4.42)	$ (4.98)

Midwest Holding Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)
December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
Assets		
Investments, available for sale, at fair value fixed maturities (amortized cost: $369,156,068 and $116,676,312, respectively)	$ 377,163,358	$ 117,241,861
Mortgage loans on real estate, held for investment	94,989,970	13,810,041
Derivative instruments	11,361,034	575,294
Other invested assets	21,897,130	2,468,947
Investment escrow	3,174,047	3,899,986
Preferred stock	3,897,980	500,000
Notes receivable	5,665,487	—
Policy loans	45,573	106,014
Total investments	518,194,579	138,602,143
Cash and cash equivalents	151,679,274	43,716,205
Deferred acquisition costs, net	13,456,303	—
Premiums receivable	313,601	355,959
Accrued investment income	6,806,836	1,511,200
Reinsurance recoverables	32,146,042	30,579,524
Intangible assets	700,000	700,000
Property and equipment, net	103,964	85,395
Operating lease right of use assets	348,198	470,132
Other assets	1,533,179	241,580
Assets associated with business held for sale	1,118,783	3,653,748
Total assets	$ 726,400,759	$ 219,915,886
Liabilities and Stockholders' Equity		
Liabilities:		
Benefit reserves	$ 12,775,773	$ 16,319,912
Policy claims	161,703	225,228
Deposit-type contracts	597,868,472	171,168,785
Advance premiums	2,541	261
Deferred gain on coinsurance transactions	18,198,757	7,578,195
Lease liabilities:		
Finance lease	—	1,860
Operating lease	396,911	524,248
Other liabilities	9,552,791	6,291,782
Liabilities associated with business held for sale	1,114,312	3,646,867
Total liabilities	640,071,260	205,757,138
Contingencies and Commitments		
Stockholders' Equity:		
Preferred stock, $0.001 par value; authorized 2,000,000 shares; no shares issued and outstanding as of December 31, 2020 or December 31, 2019	—	—
Voting common stock, $0.001 par value; authorized 20,000,000 shares; 3,737,564 and 2,042,670 shares issued and outstanding as of December 31, 2020 and 2019, respectively; non-voting common stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding at December 31, 2020 or 2019	3,738	2,042
Additional paid-in capital	133,592,605	54,494,355
Treasury stock	(175,333)	—
Accumulated deficit	(53,522,078)	(41,081,710)
Accumulated other comprehensive income	6,430,567	619,584
Total Midwest Holding Inc.'s stockholders' equity	86,329,499	14,034,271
Noncontrolling interest	—	124,477
Total stockholders' equity	86,329,499	14,158,748
Total liabilities and stockholders' equity	$ 726,400,759	$ 219,915,886

Midwest Holding Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)
Years Ended December 31, 2020 and 2019

	Year ended December 31, 2020	Year ended December 31, 2019
Cash Flows from Operating Activities:		
Net loss	$ (12,440,368)	$ (5,733,658)
Adjustments to arrive at cash provided by operating activities:		
Net premium and discount on investments	(423,300)	113,880
Depreciation and amortization	57,419	58,761
Stock options	163,664	21,745
Net transfers to noncontrolling interest	—	124,477
Amortization of deferred acquisition costs	463,826	—
Deferred acquisition costs capitalized	(13,974,666)	—
Net realized (gains) losses on investments	(2,550,396)	(353,602)
Deferred coinsurance ceding commission	10,620,562	3,678,196
Notes payable interest accrued	—	845,536
Changes in operating assets and liabilities:		
Reinsurance recoverables	(4,477,126)	(7,478,880)
Interest and dividends due and accrued	(5,295,636)	(1,310,492)
Premiums receivable	42,358	(9,089)
Policy liabilities	10,042,046	2,963,219
Other assets and liabilities	1,525,320	4,745,274
Other assets and liabilities - discontinued operations	2,410	(122,543)
Net cash used by operating activities	(16,243,887)	(2,457,176)
Cash Flows from Investing Activities:		
Securities available for sale:		
Purchases	(339,281,650)	(103,078,444)
Proceeds from sale or maturity	89,135,618	5,780,475
Mortgage loans on real estate, held for investment purchases		
Purchases	(99,356,435)	(15,036,179)
Proceeds from sale	18,391,849	1,226,138
Derivatives		
Purchases	(8,588,537)	(490,831)
Proceeds from sale	1,269,069	—
Other invested assets		
Purchases	(73,996,775)	(20,533,761)
Proceeds from sale	54,517,558	14,849,555
Notes receivable for Chelsea Midwest	(5,665,487)	(500,000)
Preferred stock	(3,897,980)	—
Net change in policy loans	60,441	(62,171)
Net purchases of property and equipment	(69,333)	(45,634)
Net cash used in investing activities	(367,481,662)	(117,890,852)
Cash Flows from Financing Activities:		
Finance lease	(111)	(444)
Capital contribution	79,311,805	—
Repurchase of common stock	(175,333)	—
Acquisition of noncontrolling interest	(500,000)	—
Receipts on deposit-type contracts	415,561,302	161,392,700
Withdrawals on deposit-type contracts	(2,509,045)	(160,590)
Net cash provided by financing activities	491,688,618	161,231,666
Net increase in cash and cash equivalents	107,963,069	40,883,638
Cash and cash equivalents:		
Beginning	43,716,205	2,832,567
Ending	$ 151,679,274	$ 43,716,205
Supplementary information		
Cash paid for taxes	$ 350,400	$ —
Conversion of notes payable and preferred stock		
Book value of note payable	—	(19,100,000)
Book value of preferred stock		(1,500,000)
Common stock, note payable ($927,680) and preferred stock ($72,855)	—	1,000,535
Additional paid in capital, note payable ($18,172,320) and preferred stock ($1,427,145)	—	19,599,465

Reconciliation of Non-GAAP Financials Measures to GAAP (Unaudited)

The following table sets forth premiums received under SAP. Under GAAP these products are defined as deposit-type contracts; therefore, the premium revenue is accounted under GAAP as deposit-type liabilities on our balance sheet and is not recognized in our income statement.

Annuity Premiums

	Three months ended December 31,		Year ended December 31,	
	2020	2019	2020	2019
Annuity Premiums (SAP)				
Annuity direct written premiums	$ 136,024,143	$ 81,864,396	$ 415,561,301	$ 161,364,568
Ceded premiums	(50,145,887)	(85,054,063)	(228,125,337)	(160,493,727)
Net premiums retained	$ 85,878,256	$ (3,189,667)	$ 187,435,964	$ 870,841

Adjusted Revenue

The following table sets forth a reconciliation of total revenue to adjusted revenue for the three months ended and years ended December 31, 2020 and 2019, respectively:

	Three months ended December 31,		Year ended December 31,	
	2020	2019	2020	2019
Total revenue - GAAP	$ (831,992)	$ 379,404	$ 10,581,889	$ 3,399,788
Adjustments:				
Net realized gains on investments	7,280,170	—	2,910,608	—
Deferred coinsurance ceding commission	2,459,493	856,941	10,620,562	3,678,196
Adjusted revenue	$ 8,907,671	$ 1,236,345	$ 24,113,059	$ 7,077,984

Adjusted Net Income

The following table sets forth a reconciliation of net loss to adjusted net income (loss) for the three months ended and years ended December 31, 2020 and 2019, respectively:

	Three months ended December 31,		Year ended December 31,	
	2020	2019	2020	2019
Net loss attributable to Midwest Holding Inc. - GAAP	$ (11,914,245)	$ (1,743,974)	$ (12,440,368)	$ (5,733,658)
Adjustments:				
Net realized gains on investments	7,280,170	—	2,910,608	—
Deferred coinsurance ceding commission	2,459,493	856,941	10,620,562	3,678,196
Total adjustments	9,739,663	856,941	13,531,170	3,678,196
Income tax (expense) benefit adjustment[(1)]	—	—	—	—
Adjusted net income (loss)	$ (2,174,582)	$ (887,033)	$ 1,090,802	$ (2,055,462)

(1) All adjustments above do not have any tax impact.

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Investor contact: ir@midwestholding.com